As filed with the Securities and Exchange Commission on April 29, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Brixmor Property Group Inc.

(Exact name of registrant as specified in its charter)

Maryland	45-2433192
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

450 Lexington Avenue

New York, NY 10017

Telephone: (212) 869-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Brixmor Property Group Inc. 2022 Omnibus Incentive Plan

(Full title of the plan)

Steven F. Siegel

Executive Vice President, General Counsel and Secretary

Brixmor Property Group Inc.

450 Lexington Avenue

New York, NY 10017

Telephone: (212) 869-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael E. McTiernan

Andrew S. Zahn

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Telephone: (202) 637 5600

Facsimile: (202) 637 5910

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

On February 1, 2022, the Board of Directors of Brixmor Property Group Inc. (the “Registrant”) approved the Brixmor Property Group Inc. 2022 Omnibus Incentive Plan (the “2022 Incentive Plan”), subject to the approval of the Registrant’s stockholders. On April 27, 2022, the Registrant’s stockholders approved the 2022 Incentive Plan. This registration statement (this “Registration Statement”) is being filed in order to register the 10,000,000 shares of common stock, par value $0.01, of the Registrant (“Common Stock”), that may be offered or sold to participants under the 2022 Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I will be sent or given to participants in the 2022 Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the portions of the Registrant’s Definitive Proxy Statement for its 2022 Annual Meeting incorporated by reference therein;

(b)	the Registrant’s Current Reports on Form 8-K, filed on February 4, 2022 and April 29, 2022; and

(c)	the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on October 30, 2013, including all amendments and reports filed for the purpose of updating such description, including the description of the Common Stock contained in Exhibit 4.22 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Registrant also incorporates any documents subsequently filed by the Registrant under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished (and not filed) on Form 8-K or Form 8-K/A shall not be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits the Registrant to include a provision in its charter eliminating the liability of its directors and officers to the Registrant and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s charter contains a provision that eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires the Registrant (unless its charter were to provide otherwise, which its charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits the Registrant to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits the Registrant from indemnifying a director or officer who has been adjudged liable in a suit by the Registrant or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by the Registrant or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits the Registrant to advance reasonable expenses to a director or officer upon its receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, the Registrant’s charter authorizes the Registrant to indemnify any person who serves or has served, and the Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as the Registrant’s director or officer; or

•	while a director or officer and at the Registrant’s request, as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s charter and bylaws also permit the Registrant to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of the Registrant or any of its predecessors.

The Registrant is party to indemnification agreements with its directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Maryland law and the Registrant’s charter against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

The partnership agreement of Brixmor Operating Partnership LP (the “Operating Partnership”) provides that the Operating Partnership is required to indemnify to the fullest extent permitted by law (i) the Registrant, BPG Subsidiary LLC, and Brixmor OP GP LLC, and any member, manager or managing member of Brixmor OP GP LLC or BPG Subsidiary LLC, or an employee or agent of the Registrant, BPG Subsidiary LLC, Brixmor OP GP LLC or the Operating Partnership, and (ii) such other persons (including affiliates or employees of the Registrant, BPG Subsidiary LLC, Brixmor OP GP LLC or the Operating Partnership) as Brixmor OP GP LLC may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

In addition, the Registrant’s directors and officers are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain of the Registrant’s subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation of Brixmor Property Group Inc., dated as of November 4, 2013. Filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and incorporated by reference herein.

4.2	Second Amended and Restated Bylaws of Brixmor Property Group Inc., dated as of February 1, 2022. Filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and incorporated by reference herein.

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Hogan Lovells US LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

99.1	Brixmor Property Group Inc. 2022 Omnibus Incentive Plan. Filed with the Registrant’s Current Report on Form 8-K filed on April 29, 2022 and incorporated by reference herein.

107	Filing Fee Table.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on April 29, 2022.

BRIXMOR PROPERTY GROUP INC.

By:	/s/ James M. Taylor
Name: James M. Taylor
Title: Chief Executive Officer and President

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints James M. Taylor, Angela Aman and Steven F. Siegel, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of April, 2022.

Signature	Title

/s/ James M. Taylor	Director, Chief Executive Officer and President
James M. Taylor	(Principal Executive Officer)

/s/ Angela Aman	Chief Financial Officer
Angela Aman	(Principal Financial Officer)

/s/ Steven T. Gallagher	Chief Accounting Officer
Steven T. Gallagher	(Principal Accounting Officer)

/s/ John G. Schreiber	Chairman of the Board of Directors
John G. Schreiber

/s/ Michael Berman	Director
Michael Berman

/s/ Julie Bowerman	Director
Julie Bowerman

/s/ Sheryl M. Crosland	Director
Sheryl M. Crosland

/s/ Thomas W. Dickson	Director
Thomas W. Dickson

/s/ Daniel B. Hurwitz	Director
Daniel B. Hurwitz

/s/ Sandra A. J. Lawrence	Director
Sandra A. J. Lawrence

/s/ William D. Rahm	Director
William D. Rahm